Exhibit 10.10
Dear Dawn:
We are pleased to extend an offer of employment to you for the position of Senior Vice President — General Counsel & Corporate Secretary; reporting to Mike Ryan, President & Chief Executive Officer. Below is an outline of the compensation and benefits package that the company is offering for your consideration:
Position: Senior Vice President — General Counsel & Corporate Secretary
Departmental Responsibilities: Responsible for the direction and management of the company’s legal activities and will serve as chief legal advisor to the President and Chief Executive Officer.
Salary Grade I Base Annual Salary: Grade 18 / $225,000. Your salary will be paid on a semi-monthly basis, in accordance with ACL’s payroll practice and procedures for salaried employees. Your salary will be subject to change from time to time based upon your job performance.
Annual Incentive Plan Eligibility: Target AIP bonus opportunity of up to 65% of annual base earnings. AIP bonus eligibility is determined by achievement of overall company financial performance targets, departmental goals and objectives and individual performance measures which may be established by ACL from time to time. All AIP bonus payments are subject to approval by the Compensation Committee of the Board of Directors. Any AIP bonus payments will be calculated and disbursed following the release of the Company’s audited financial results for the given calendar year (generally occurring each February).
Lone-Term Incentive Eligibility: Target LTI opportunity equal to approximately 100% of annual base earnings. All LTI equity grants are subject to the terms of ACL’s stock ownership plan(s), must be approved by the Board of Directors, and are generally issued during the first calendar quarter of each year.
American Commercial Lines LLC

April 25,2008
Landry, Dawn R.

Employee Benefits: As a salaried employee you will be eligible to participate in company-sponsored employee benefit programs that include, but are not limited to, ACL’s group medical, dental, vision, short-term and long-term disability, life insurance and retirement savings plans. Details of the benefit programs are contained in plan documents and summary plan descriptions that will be provided to you once you begin employment with the Company.
Vacation: You will be eligible for three (3) weeks of vacation for the remainder of the 2008 calendar year. Beginning in 2009, you will be eligible for four (4) weeks of vacation each calendar year. Vacation accrual and scheduling are subject to ACL’s salaried vacation policy.
Pre-employment Screening: This employment offer is contingent upon successful completion of a background investigation which may include passing a company provided substance abuse screen.
The foregoing summarizes the terms and conditions applicable to the employment position being offered to you. However, should you accept this position; you will be subject to the employment policies and procedures generally applicable to salaried employees of ACL. This letter is provided for informational purposes only and does not constitute an agreement or contract
Dawn, ACL is very excited about offering you this opportunity. We believe you will make significant contributions toward our future success. We would appreciate your consideration and acceptance of this offer as soon as possible. Please indicate your acceptance by signing in the space provided below and return via fax to 812-288-0434.
Regards,

-s- Nick Fletcher
Nick Fletcher
Senior Vice President — Human Resources
By signing below, I agree to accept employment with ACL under the terms outlined herein. I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that I shall have the right to terminate my employment with ACL at any time for any reason by providing ACL with reasonable notice and the Company shall have the same right to discontinue my employment at any time for any reason.

-s- Dawn R. Landry	25 Apr 08

Dawn R. Landry	Date
American Commercial Lines LLC